                                                                   EXHIBIT 10.10

                           STOCK PURCHASE AGREEMENT



                         DATED AS OF OCTOBER 10, 1995



                                 BY AND AMONG



                          MILCOM INTERNATIONAL, INC.,
                            A DELAWARE CORPORATION,

                                      AND


                               THE STOCKHOLDERS

                                      AND

                                 THE INVESTORS

                               TABLE OF CONTENTS

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
                                   ARTICLE 1

                        PURCHASE AND SALE OF THE SHARES

1.1   The Preferred Stock..........................................................  1
1.2   Closing......................................................................  1
1.3   Representations and Warranties by the Investors..............................  2
      (a)  Investment..............................................................  2
      (b)  Authorization...........................................................  3
      (c)  Other...................................................................  3
1.4   Designated Representative of the Investors...................................  3
1.5   Use of Proceeds and Consent to Redemption....................................  3

                                   ARTICLE 2

                 CONDITIONS PRECEDENT TO INVESTORS' OBLIGATIONS

2.1   Representations and Warranties...............................................  4
2.2   Absence of Litigation........................................................  4
2.3   Performance of Obligations...................................................  4
2.4   Documentation at Closing.....................................................  4
2.5   Material Adverse Change......................................................  5
2.6   Due Diligence................................................................  6
2.7   Consents, Waivers, etc.......................................................  6
2.8   Evidence of Payment..........................................................  6

                                   ARTICLE 3

                 CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

3.1   Representations and Warranties...............................................  6
3.2   Absence of Litigation........................................................  6
3.3   Performance of Obligations...................................................  6
3.4   Documentation at Closing.....................................................  7
3.5   Payment......................................................................  7
3.6   Consents, Waivers, etc.......................................................  7
3.7   Cordero Elected to Serve as Chairman of the Board............................  7

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

4.1   Representations and Warranties of the Company................................  8
      (a)  Organization and Standing of the Company and Subsidiaries...............  8
      (b)  Corporate Action........................................................  8
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                                  (Continued)

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      (c)  Governmental Approvals..................................................   8
      (d)  Litigation..............................................................   8
      (e)  Compliance with Other Instruments.......................................   8
      (f)  Stock Ownership.........................................................   9
      (g)  Registration Rights.....................................................   9
      (h)  Securities Act of 1933..................................................   9
      (i)  No Brokers or Finders...................................................   9
      (j)  Capitalization; Status of Capital Stock.................................   9
      (k)  Financial Statements....................................................  10
      (l)  Absence of Changes......................................................  10
      (m)  Good and Marketable Title...............................................  10
      (n)  Subsidiaries............................................................  10
      (o)  Taxes and Tax Returns...................................................  10
      (p)  Insurance...............................................................  11
      (q)  Certain Transactions....................................................  12
      (r)  Contracts and Commitments...............................................  12
      (s)  ERISA...................................................................  13
      (t)  Intellectual Property...................................................  14
      (u)  Environmental Matters...................................................  14
      (v)  Compliance with Laws....................................................  14
      (w)  Margin Regulations; Use of Proceeds.....................................  15
      (x)  Disclosure..............................................................  15
4.2   Representations and Warranties of the Stockholders...........................  15
      (a)  Litigation..............................................................  15
      (b)  Stock Ownership.........................................................  15
      (c)  Registration Rights.....................................................  15
      (d)  No Brokers or Finders...................................................  16
      (e)  Capitalization; Status of Capital Stock.................................  16
      (f)  Financial Statements....................................................  16
      (g)  Absence of Changes......................................................  16
      (h)  Taxes and Tax Returns...................................................  17
      (i)  Contracts and Commitments...............................................  19
      (j)  Intellectual Property...................................................  20
      (k)  Environmental Matters...................................................  20

                                   ARTICLE 5

                            COVENANTS OF THE COMPANY

5.1   Affirmative Covenants of the Company Other than Reporting Requirements.......  21
      (a)  Payment of Taxes and Trade Debt.........................................  21
      (b)  Maintenance of Insurance................................................  21
      (c)  Preservation of Corporate Existence.....................................  21
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                                      ii
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                                  (Continued)

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      (d)  Compliance with Laws....................................................  22
      (e)  Keeping of Records and Books of Account.................................  22
      (f)  Maintenance of Properties, etc..........................................  22
      (g)  Compensation............................................................  22
      (h)  New Developments........................................................  22
      (i)  Budgets and Board Approval..............................................  23
      (j)  Employee Invention and Non-Disclosure Agreement.........................  23
      (k)  Financings..............................................................  23
      (l)  Board of Directors; Indemnification.....................................  23
      (m)  Recruitment of Chief Executive Officer..................................  23
5.2   Negative Covenants of the Company............................................  24
      (a)  Merger, Sale of Assets, etc.............................................  24
      (b)  Maintenance of Ownership of Subsidiaries................................  24
      (c)  Dealings with Affiliates and Others.....................................  24
      (d)  Change in Nature of Business............................................  24
      (e)  Dividends...............................................................  25
      (f)  Agreements with Employees for the Purchase of Securities................  25
      (g)  Issuances of Securities and Employee Stock Options......................  25
5.3   Reporting Requirements.......................................................  25
5.4   Confidentiality..............................................................  27

                                   ARTICLE 6

                        OBLIGATIONS PENDING THE CLOSING

6.1   Access.......................................................................  27
6.2   Conduct of Company's Business................................................  28
      (a)  Operation of Business...................................................  28
      (b)  Organization............................................................  28
      (c)  Vendors.................................................................  28
      (d)  Insurance...............................................................  28
      (e)  Lawsuits, Claims........................................................  28
      (f)  Certain Changes.........................................................  28
      (g)  Condition of Assets.....................................................  29
      (h)  Agreements..............................................................  29
      (i)  Taxes...................................................................  29
      (j)  Dividends, etc..........................................................  29
      (k)  Corporate Matters.......................................................  29
      (l)  Liabilities and Expenses................................................  29
6.3   Consents.....................................................................  29
6.4   Notice of Breach.............................................................  30
6.5   Transfer of Shares...........................................................  30
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                                      iii
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                               TABLE OF CONTENTS

                                  (Continued)

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                                   ARTICLE 7

                          OBLIGATIONS AT THE CLOSING

7.1   Exclusivity/Other Offers.....................................................  30
7.2   Other Deliveries.............................................................  30

                                   ARTICLE 8

                      RIGHT TO PARTICIPATE IN FINANCINGS

8.1   Right of Participation.......................................................  30
8.2   Notice of Acceptance.........................................................  31
8.3   Conditions to Acceptance By Investor.........................................  31
      (a)  Permitted Sales of Refused Securities...................................  31
      (b)  Reduction in Amount of Offered Securities...............................  32
      (c)  Closing.................................................................  32
8.4   Further Sale.................................................................  32
8.5   Exceptions...................................................................  32
8.6   Assignment of Rights.........................................................  32

                                   ARTICLE 9

             NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES


                                  ARTICLE 10

                       DEFINITIONS AND ACCOUNTING TERMS

10.1  Certain Defined Terms........................................................  34
10.2  Accounting Terms.............................................................  36

                                   ARTICLE 11

                                 MISCELLANEOUS

11.1  No Waiver; Cumulative Remedies...............................................  36
11.2  Termination..................................................................  36
11.3  No Liability.................................................................  37
11.4  No Stockholder Recision......................................................  37
11.5  Waivers and Consents.........................................................  37
11.6  Addresses for Notices, etc...................................................  37
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                                  (Continued)

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11.7    Costs, Expenses and Taxes..................................................  38
11.8    Binding Effect; Assignment.................................................  39
11.9    Prior Agreements...........................................................  39
11.10   Severability...............................................................  39
11.11   Governing Law..............................................................  39
11.12   Headings...................................................................  39
11.13   Counterparts...............................................................  39
11.14   Further Assurances.........................................................  39
11.15   Independent Counsel........................................................  39
11.16   Confidentiality............................................................  39
11.17   Press Release..............................................................  39

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of October 10, 1995, by and among Alfonso G. Cordero, Ki Nam, Sussanne Torretta, Charles Florman, Bill Doi, Arthur Cook, Thomas Ha and Ernest Johnson (collectively the "Stockholders"), MILCOM INTERNATIONAL, INC., a Delaware corporation (the "Company") and the persons listed on EXHIBIT 1.1A hereto (the
                                                      ------------
"Investors").


                                R E C I T A L S

     A. The Stockholders own all of the issued and outstanding shares of capital stock of the Company.

     B. The Company desires to sell to the Investors the shares of Series A Preferred Stock listed opposite each Investors name on EXHIBIT 1.1A hereto (the
                                                       ------------
"Shares").

     C. As a condition to Investors executing this Agreement and the Investors purchasing the Shares the Stockholders must execute this Agreement with respect to Section 4.2 and Articles 2, 3, 7 and 9 herein.

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein, and subject to the terms and conditions hereinafter set forth, the parties hereby agree as follows:


                                   ARTICLE 1

                        PURCHASE AND SALE OF THE SHARES

     1.1 THE PREFERRED STOCK. The Company has authorized the issuance, sale and delivery of Three Million Three Hundred Seventy Five Thousand Nine Hundred (3,375,900) shares of its Series A Convertible Preferred Stock, $.0001 par value per share (the "Preferred Stock"), at a price of $4.44325958 per share or an aggregate consideration of $15,000,000, to the Investors in the respective amounts set forth in EXHIBIT 1.1A. The designation, rights, preferences and
                     ------------
other terms and conditions relating to the Preferred Stock shall be as set forth in EXHIBIT 1.1B hereto (the "Certificate of Amendment").
   ------------

     1.2 CLOSING. The Company agrees to issue and sell to the Investors the Preferred Stock, and subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Investors, severally but not jointly, agree to purchase, the Preferred Stock for the purchase price and in the amounts set forth opposite their respective names in EXHIBIT 1.1A hereto.
                                                            ------------
Such purchase and sale shall take place at a closing (the "Closing") to be held at the offices of Stradling, Yocca, Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660-6441, on October 10, 1995, at 9:00 a.m., or on such other date and at such time as may be mutually agreed upon by the parties. At the Closing, the Company will issue and deliver certificates evidencing the Preferred Stock sold at the Closing, all in the amounts set forth opposite their respective names in EXHIBIT 1.1A hereto and in such denominations
                                   ------------
as each such Investor shall
specify, against wire transfers to the account of the Company or the delivery of checks payable to the order of the Company in immediately available funds in payment of the full purchase price for the Preferred Stock.

     1.3  REPRESENTATIONS AND WARRANTIES BY THE INVESTORS.

          (a) INVESTMENT. Each Investor, severally but not jointly, represents that:

          (i) Investor has been advised that the Shares have not been registered under the Securities Act nor qualified under any state securities laws on the ground, among others, that no distribution or public offering of the Shares is to be effected, and that in this connection the Stockholders and the Company are relying in part on the representations of Investors set forth herein.

          (ii) It is Investor's intention to acquire the Shares for its own account and that the Shares are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof.

          (iii) Each Investor is able to bear the economic risk of an investment in the Shares acquired by it pursuant to this Agreement and can afford to sustain a total loss on such investment.

          (iv) Each Investor is an experienced and sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of acquiring the Shares. Each Investor has had, during the course of this transaction and prior to its purchase of the Shares, the opportunity to ask questions of, and receive answers from, the Company and its management concerning the Company and the terms and conditions of this Agreement. Each Investor hereby acknowledges that it or its representatives have received all such information as it considers necessary for evaluating the risks and merits of acquiring the Shares and for verifying the accuracy of any information furnished to it or to which it had access. Each Investor represents and warrants that the nature and amount of its investment in connection with the purchase of the Shares is consistent with its investment objectives, abilities and resources.

          (v) Each Investor understands that there is no public market for the Shares and that there may never be such a public market, and that even if a market develops it may never be able to sell or dispose of the Shares and may thus have to bear the risk of its investment for a substantial period of time, or forever. Each Investor is aware that none of the Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions have been met and until Investors has held the Shares for at least two years. Among the conditions required for use of Rule 144 is the availability of current information to the public about the Company. Each Investor understands that the Company has not made such information available and has no present plans to do so.

          (vi) Each Investor is an "accredited investor" for purposes of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act and not counted as a "purchaser" for purposes of Section 25102(f) of the California Corporate Securities Law of 1968.

          (vii) Investors acknowledge that the certificates representing the Shares shall contain the following legend:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAW; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND ANY APPLICABLE STATE SECURITIES LAW.

          (b) AUTHORIZATION. Each Investor, severally but not jointly, further represents that:

          (i) It has duly authorized, executed and delivered this Agreement and any other agreements and instruments executed in connection herewith.

          (ii) This Agreement and such other agreements and instruments constitute the valid and binding obligations of Investor or Investors, as the case may be, enforceable against it in accordance with their respective terms.

          (iii) No consent or approval of any Person is required in connection with the execution, delivery and performance of this Agreement and such other agreements and instruments by Investor which has not heretofore been obtained.

          (iv) Execution and performance of this Agreement shall not result in a material default of other agreements or instruments by Investor.

          (c) OTHER. Investors represent that no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim upon or against the Company, Investors or Stockholders for any commission, fee or other compensation as a finder or broker because of any act or omission by the Investors, and the Investors agree to indemnify and hold the Stockholders harmless against any such commissions, fees or other compensation.

     1.4 DESIGNATED REPRESENTATIVE OF THE INVESTORS. Investors will designate, in writing, a representative who shall be authorized to act on behalf of Investors with respect to all matters related to this Agreement and the Stockholders and the Company shall be entitled to rely, without further investigation, on the actions of the Designated Representative. Initially, the Designated Representative for the Summit partnerships shall be Mr. Gregory M. Avis and the Designated Representative for the Crosspoint partnerships shall be Rich Shapero. The Designated Representative may be changed by a written instrument executed by all of the Investors and provided to the Company and the Stockholders pursuant to Section 11.5 hereof.

     1.5 USE OF PROCEEDS AND CONSENT TO REDEMPTION. The Company may use up to Twelve Million Five Hundred Thousand Dollars ($12,500,000) of the proceeds from the sale of the Preferred Stock to repurchase shares of Common Stock owned by the Stockholders. The Investors hereby consent to the Company's redemption pursuant to the terms of the Redemption Agreement of 3,375,900 shares of its Common Stock from the Stockholders as listed on EXHIBIT 1.5 hereto for the
                                                -----------
number of shares and for the aggregate redemption price set forth opposite each Stockholder's name for an aggregate redemption price of up to Twelve Million Five Hundred Dollars ($12,500,000). Remaining proceeds from the sale of the Preferred Stock shall only be used for working capital purposes and to pay the broker's fee to Nantucket Holding Company and the bonuses payable to employees of the Company as listed in the Disclosure Letter.



                                   ARTICLE 2

                 CONDITIONS PRECEDENT TO INVESTORS' OBLIGATIONS

     The obligation of Investors to purchase and pay for the Shares at the Closing is subject to the fulfillment, or the waiver by the Investors, at or prior to the Closing, of each of the following conditions (provided that any such waiver, to be effective, must be in writing and signed by the Investors):

     2.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company and the Stockholders set forth in Article 4 hereof shall be true in all material respects on the date of the Closing.

     2.2 ABSENCE OF LITIGATION. Absence of litigation, whether brought against the Company, the Investors or any of the Stockholders, seeking to prevent the consummation of the transactions contemplated by this Agreement, and no such litigation shall have been threatened nor shall there be in effect any order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto.

     2.3 PERFORMANCE OF OBLIGATIONS. The Company and the Stockholders shall have performed and complied, in all material respects, with all covenants, conditions and obligations required by this Agreement to have been performed by the Company and the Stockholders at or prior to the Closing.

     2.4 DOCUMENTATION AT CLOSING. Investors shall have received prior to or at the Closing all of the following, each in form and substance satisfactory to the Investors and their special counsel, and all of the following events shall have occurred prior to or simultaneous with the Closing hereunder:

          (a) A copy of all charter documents of the Company and Subsidiaries certified by the Secretary of their respective states of incorporation, a certified copy of the resolutions of the Board of Directors and, if required, the stockholders of the Company, evidencing approval of this Agreement, and other matters contemplated hereby, a certified copy of the bylaws of the Company and Subsidiaries, and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the Shares.

          (b) An opinion of Paul, Hastings, Janofsky & Walker, counsel for the Company and the Stockholders, in the form set forth in EXHIBIT 2.4B.
                                                       ------------

          (c) A certificate of the Secretary or an Assistant Secretary of the Company stating the names of the officers of the Company authorized to sign this Agreement, the certificates for the Common Stock and the other documents or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers. The Investors may conclusively rely on such certificate until they shall receive a further certificate of the Secretary or Assistant Secretary of the Company cancelling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

          (d) A certificate from the Chief Executive Officer of the Company stating that the representations and warranties of the Company contained in
Article 4 hereof and otherwise made by the Company in writing in connection with the transactions contemplated hereby are true and correct as of the date of Closing, as if such representations and warranties were made on the date of Closing and that all conditions required to be performed by the Company prior to or at the Closing have been performed, and that no condition or event has occurred or is continuing or will result from the execution and delivery of this Agreement, which is a breach of a material term hereof or would constitute a breach of a material term hereof but for the requirement that notice be given or time elapse or both.

          (e) Stock Certificates representing the Shares shall be delivered by the Company on or prior to the Closing.

          (f) A Stockholders' Agreement, in the form set forth in EXHIBIT 2.4F,
                                                                  ------------
shall have been executed and delivered by each of the parties thereto.

          (g) A Repurchase Agreement in the form set forth in EXHIBIT 2.4G,
                                                              ------------
shall have been executed and delivered by the Company.

          (h) A Registration Rights Agreement, in the form set forth in EXHIBIT
                                                                        -------
2.4H, shall have been executed and delivered by each of the parties thereto.
----

          (i) An Indemnity Agreement, in the form set forth in EXHIBIT 2.4I,
                                                               ------------
shall have been executed and delivered by the Company to each Investor and the Investor's designee to the Board of Directors.

          (j) A Redemption Agreement, in the form set forth in EXHIBIT 2.4J,
                                                               ------------
shall have been separately executed by each of the Stockholders with the Company.

     2.5 MATERIAL ADVERSE CHANGE. There shall not have been, subsequent to the balance sheet of the Company dated August 31, 1995, any material adverse change in the financial condition of the business of the Company, or its assets, liabilities, business, results of operations, prospects or customer, supplier or employee relations, other than changes occurring in the normal course of the business of the Company.

     2.6 DUE DILIGENCE. Investors and their representatives shall have completed their business, legal and accounting due diligence investigation and Investors shall be satisfied, in their sole discretion, with the results thereof.

     2.7 CONSENTS, WAIVERS, ETC. Prior to the Closing, Investors and the Company shall have obtained all consents or waivers, if any, necessary to execute and deliver this Agreement, issue the securities to Investors, purchase the shares of Common Stock from the Stockholders and to carry out the transactions contemplated hereby and thereby, and all such consents and waivers shall be in full force and effect. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken, except for any post-sale filing that may be required under federal and state securities laws. In addition to the documents set forth above, the Company shall have provided the Investors any other information or copies of documents that they may reasonably request.

     2.8 EVIDENCE OF PAYMENT. The Company shall deliver to Investors, evidence satisfactory to Investors and its counsel that all fees due and owing to Nantucket Holding Company have been paid or adequately provided for by the Company and the Company undertakes to hold Investors harmless from any such fees.


                                   ARTICLE 3

                 CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

     The obligations of the Company to consummate the issuance and sale of the Shares to Investors at the Closing and of the Company and the Stockholders to perform their other obligations under this Agreement shall be subject to the fulfillment, or the waiver by the Company or the Stockholders, as the case may be, at or prior to the Closing, of each of the following conditions (provided that any such waiver, to be effective, must be in writing and signed by the Company or the Stockholders):

     3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Investors in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing with the same force and effect as though made at and as of that time.

     3.2 ABSENCE OF LITIGATION. Absence of litigation, whether brought against the Company, the Investors or any of the Stockholders, seeking to prevent the consummation of the transactions contemplated by this Agreement, and no such litigation shall have been threatened nor shall there be in effect any order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto.

     3.3 PERFORMANCE OF OBLIGATIONS. Investors shall have performed and complied, in all material respects, with all of their covenants, conditions and obligations required by this Agreement to be performed or complied with by them at or prior to the Closing.

     3.4 DOCUMENTATION AT CLOSING. The Company shall have received prior to or at the Closing all of the following, each in form and substance satisfactory to the Company and its counsel, and all of the following events shall have occurred prior to or simultaneous with the Closing hereunder:

          (a) Receipt from Investors of certificates, each dated as of the date of Closing and signed by a partner of Investors certifying that (i) their representations and warranties contained herein were true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date, and (ii) they have performed and complied in all material respects with all agreements, obligations, covenants and conditions required to be performed or complied with by them pursuant hereto on or prior to the Closing Date, except as may be waived in writing by the Stockholders.

          (b) A Stockholders' Agreement, in the form set forth in EXHIBIT 2.4F,
                                                                  ------------
shall have been executed by the parties named therein.

          (c) A Repurchase Agreement, in the form set forth in EXHIBIT 2.4G,
                                                               ------------
shall have been executed by the parties named therein.

          (d) A Registration Rights Agreement, in the form set forth in EXHIBIT
                                                                        -------
2.4H, shall have been executed by the parties named therein.
----

          (e) An Indemnity Agreement, in the form set forth in EXHIBIT 2.4I,
                                                               ------------
shall have been executed and delivered by the Company to each Investor and the Investor's designee to the Board of Directors.

          (f) A Redemption Agreement, in the form set forth in EXHIBIT 2.4J,
                                                               ------------
shall have been executed by the Stockholders.

     3.5 PAYMENT. Concurrently, the Stockholders shall receive payment in full, from the Company for their shares of Common Stock, in the respective amounts and in the form set forth in EXHIBIT 1.5 hereto and the Company shall
                                     -----------
have received payment in full from the Investors for the Shares.

     3.6 CONSENTS, WAIVERS, ETC. Prior to the Closing, Investors and the Company shall have obtained all consents or waivers, if any, necessary to execute and deliver this Agreement, issue the securities of Investors, to purchase the Shares and to carry out the transactions contemplated hereby and thereby, and all such consents and waivers shall be in full force and effect. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement and other agreements and instruments executed and delivered by Investors and the Company in connection herewith shall have been made or taken, except for any post-sale filing that may be required under federal and state securities laws. In addition to the documents set forth above, the Investors shall have provided the Company any other information or copies of documents that they may reasonably request.

     3.7 CORDERO ELECTED TO SERVE AS CHAIRMAN OF THE BOARD. At the Closing, Mr. Cordero shall be elected to serve as Chairman of the Board of Directors of the Company pursuant to the terms of the Stockholders' Agreement in the form set forth in EXHIBIT 2.4F.
         ------------

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

     4.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Investors that:

          (a) ORGANIZATION AND STANDING OF THE COMPANY AND SUBSIDIARIES. The Company and each of its Subsidiaries, if any, is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. The Company and each of its Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the property owned or leased, or the nature of the activities conducted, by it makes such licensing or qualification necessary and where failure to qualify would have a material adverse effect upon such corporation.

          (b) CORPORATE ACTION. The Company has all necessary corporate power and has taken all corporate action required to make all the provisions of this Agreement, and any other agreements and instruments executed in connection herewith, the valid and enforceable obligations of the Company.

          (c) GOVERNMENTAL APPROVALS. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with the execution or delivery by the Company of, or for the performance by it of its obligations under, this Agreement or the Certificate of Amendment except for filings to be made, if any, to comply with exemptions from registration or qualification under federal and state securities laws.

          (d) LITIGATION. Except as disclosed on the Disclosure Letter, there is no litigation or governmental proceeding or investigation pending nor, to the best knowledge of the Company, threatened against the Company or its Subsidiaries affecting any of their properties or assets, or, to the knowledge of the Company, against any officer or key employee of the Company or its Subsidiaries or the Stockholders that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or conditions of the Company, its Subsidiaries or any of their properties or assets taken as a whole, or that might call into question the validity of this Agreement, any of the Shares, or any action taken or to be taken pursuant hereto.

          (e) COMPLIANCE WITH OTHER INSTRUMENTS. The Company and its Subsidiaries are in compliance in all respects with the terms and provisions of their certificates of incorporation or bylaws and in all material respects with the terms and provisions of this Agreement and to the best of the Company's knowledge, (i) except as set forth on the Disclosure Letter, in all material respects with the terms and provisions of each mortgage, indenture, lease, agreement and other instrument relating to obligations of the Company and its Subsidiaries in excess of $25,000, individually or $100,000 in the aggregate, and, (ii) of all judgments, decrees, governmental orders, statutes, rules or regulations by which they are bound or to which their properties or assets are subject. To the best of the Company's and its Subsidiaries' knowledge, there is no term or provision in any of the foregoing documents and instruments that the Company believes are likely to materially adversely affects the business, assets or financial condition of the Company or its Subsidiaries. Neither the execution and delivery of this Agreement or the Certificate of Amendment, nor the consummation of any transaction contemplated hereby or thereby, has constituted or resulted in or will constitute or result in a default or violation of any term or provision in the certificates of incorporation or bylaws of the Company or its Subsidiaries and to the best of the Company's and its Subsidiaries' knowledge, has constituted or resulted in a default or violation of any term or provision in any documents or instruments.

          (f) STOCK OWNERSHIP. To the best of the Company's knowledge, the Stockholders are, and at the Closing will be, the sole owners of record, and to the Company's knowledge beneficially, of the shares of the Company's common stock reflected in the Disclosure Letter, free and clear of all claims, liens, encumbrances, security interests, pledges, options, charges, restrictions and defects in title of any nature whatsoever, other than restrictions imposed by federal and applicable state securities laws which do not constitute an impediment to the transfer described in this Agreement. The Shares shall constitute 100% of the issued and outstanding shares of capital stock of the Company not otherwise owned beneficially and of record as of the Closing by Investors.

          (g) REGISTRATION RIGHTS. Except as provided in the Registration Rights Agreement attached hereto as EXHIBIT 2.4H, no Person has demand or other
                                    ------------
rights to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in an offering of shares under any such registration statement.

          (h) SECURITIES ACT OF 1933. The Company has complied with all applicable federal and state securities laws in connection with the issuance and sale of the Shares. Neither the Company nor anyone acting on its behalf has offered or will offer to sell the Shares, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Shares under the registration provisions of the Securities Act of 1933, as amended (the "Securities Act").

          (i) NO BROKERS OR FINDERS. Except for the fees owed to Nantucket Holding Company which shall be fully satisfied by the Company, the Company has not taken any action nor failed to take any action and knows of no such act or omission by any Person, which would give rise to any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker as a result of the transactions contemplated by this Agreement.

          (j) CAPITALIZATION; STATUS OF CAPITAL STOCK. Immediately preceding the Closing and the transaction described in Section 1.1, the Company will have a total authorized capitalization consisting of 20,000,000 shares of Common Stock, $.0001 par value, of which 9,300,000 shares are issued and outstanding (the "Common Stock"), and 3,375,900 shares of Preferred Stock, none of which are outstanding. A complete list of the shares of Common Stock currently issued and outstanding and the names in which such shares are registered is set forth in the Disclosure Letter. Except as set forth herein, or in the Disclosure Letter, there are no options, warrants or rights to purchase shares of capital stock or other securities authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares of its capital stock or other securities. The Common Stock constitutes 100% of the issued and outstanding shares of capital stock of the Company as of the date hereof.

          (k) FINANCIAL STATEMENTS. The Financial Statements of the Company for the year ended December 31, 1993 as reviewed by Singer, Lewak, Greenbaum & Goldstein, for the year ended December 31, 1994, as audited by Deloitte & Touche, LLP and the unaudited statement for the eight months ended August 31, 1995 (collectively, the "Financial Statements"), copies of which Financial Statements, along with any officers reports, have heretofore been delivered to Investors or their special counsel and are attached to the Disclosure Letter, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, subject to year-end adjustments which would not be materially adverse with respect to the Financial Statements at and for the period ending August 31, 1995, and fairly present the financial position and results of operations of the Company and Subsidiaries for the periods covered.

          (l) ABSENCE OF CHANGES. Except as set forth on the Disclosure Letter, since August 31, 1995 there has not been any material and adverse change in the business, properties, prospects, or financial condition of the Company; provided that any statement set forth in the Disclosure Letter which describes any event or condition of any type which excepts the representations and warranties of the Company provided in this Agreement shall clearly refer to the section number of such affected representations and warranties.

          (m) GOOD AND MARKETABLE TITLE.  Except for the Liens (as defined in
Section 4.2(g) (x)), the Company and Subsidiaries have good and marketable title to, or a valid leasehold interest in, their tangible properties and assets in each case free and clear of all liens, claims, security interests, charges and encumbrances and have the right to use all the assets they presently use in the operation of their businesses. The properties and assets of the Company and Subsidiaries are in all material respects in condition and repair adequate to continue to conduct the business as currently conducted.

          (n) SUBSIDIARIES. Except for the corporations listed on the Disclosure Letter hereto, the Company does not control, directly or indirectly, any other corporation, association, partnership or other business entity or own any shares of capital stock or other securities of any other Person.

          (o)  TAXES AND TAX RETURNS.

          (i) Except as set forth on the Disclosure Letter: (i) the Company has duly filed all Tax Returns (as hereinafter defined) which are required by law to be filed by it; (ii) the Company has duly paid all Taxes (as hereafter defined) due or claimed to be due from it (whether or not shown on any Tax Return), and there are no assessments or claims for payment of Taxes now pending or, to the best knowledge of the Company, threatened, nor is there any audit of the records of the Company being made or, to the best of the Company's knowledge threatened by any taxing authority; (iii) there are no facts or circumstances known to the Company which could reasonably be expected to constitute a basis for assessments or claims for the payment of additional Taxes with respect to such Tax Returns;
(iv) each Tax Return of the Company previously filed, or to be filed in the future relating to any period up to the date of Closing, is or will be (as the case may be) correct and complete in all respects; and (v) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The amounts set up as provisions for Taxes, if any, on the December 31, 1994 and August 31, 1995 balance sheets of the Company included in the Financial Statements are sufficient for the payment of all unpaid Taxes of the Company accrued for or applicable to the periods ended on such date and all years and periods prior thereto and for which the Company, at those dates, may have been liable. The Company has properly withheld and paid, or accrued for payment, when due, to appropriate state and/or federal authorities, all sales and use taxes, if any, and all amounts required to be withheld from payments made to its employees, independent contractors, creditors, stockholders, or other third parties and has also paid all employment taxes as required under applicable laws.

          (ii) The Company has not waived any statute of limitation in respect of any taxes or assessments by any federal, state, county, local, foreign or other taxing jurisdiction or agreed to any extension of time with respect to an assessment or deficiency in any tax. The Company has not filed a consent under
Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations.

          (iii) The Company has not made any payments, and is not obligated to make any payments, nor is the Company a party to any agreement that under any circumstances could obligate it to make any payments, that would not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any tax allocation or tax sharing agreement.

          (iv) The Company (i) is not and never has been required to file a consolidated or combined state or federal income Tax Return with any other person or entity and (ii) is not liable for the Taxes of any person under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

          (v) For purposes of this Agreement, the term "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          (vi) For purposes of this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (vii) The Company hereby makes no representations or warranties regarding the tax effects of the transactions contemplated hereby on Investors, the Company or the Stockholders. Each party has relied on its own advisors with respect to such tax effects.

          (p) INSURANCE. Included in the Disclosure Letter is a complete list of all insurance policies currently maintained by the Company and Subsidiaries and in effect, and, with respect to each of such policies, a general description of the risks covered and claims insured; copies of all of such policies have been furnished or made available to Investors. The Company deems its insurance to be adequate for a business of the type of business of the Company.

          (q) CERTAIN TRANSACTIONS. Except as set forth in the Disclosure Letter, the Company is not indebted, either directly or indirectly, to any of the officers, directors, or stockholders of the Company, or, to their respective spouses or children, in any amount whatsoever, other than for payment of salary for services rendered and reasonable expenses, and none of said officers, directors, stockholders or any members of their immediate families, are indebted to the Company. None of the Stockholders, nor, to the knowledge of the Company, any other Person, have any direct or indirect ownership interest in (other than ownership interests of one percent (1%) or less in companies whose securities are publicly traded), or any contractual relationship with, any firm, corporation or other Person with which the Company is affiliated or with which the Company has a business relationship, or any firm, corporation or other Person which competes with the Company. None of the Stockholders, nor, to the best knowledge of the Company, any other officer, director or, stockholder, or any member of their immediate families, are, directly or indirectly, a party to or otherwise an interested party with respect to any material contract with the Company.

          (r)  CONTRACTS AND COMMITMENTS.

          (i) Except as expressly contemplated by this Agreement, or as set forth in the Disclosure Letter, as of the Closing neither the Company nor Subsidiaries will be a party to, or bound by, any currently effective written or oral:

          (A) pension, profit sharing, stock option, employee stock purchase or other plan providing for deferred, incentive or other compensation to employees or any other employee benefit plan, or any contract with any labor union;

          (B) contract for the employment of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis which, in any way, restricts or limits its right to terminate such contract at will (but such schedule need not disclose the existence of any law, public policy, or any oral discussions, or oral statements of policy which might, under current law, be interpreted as imposing upon the Company any covenant of good faith and fair dealing, or otherwise generally restrict the Company's ability to terminate its employees other than on an "at-will" basis or within sixty (60) days following delivery of a notice of termination);

          (C) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging, transfer of a security interest, or otherwise placing a lien on any material asset or material group of assets of the Company;

          (D) guarantee of any obligation;

          (E) lease or agreement under which it is the lessee of or holds or operates any property, real or personal, owned by any other party; but there may be excluded from such Schedule leases or agreements under which the aggregate annual rental payments of the Company do not, in the aggregate, exceed $50,000;

          (F) agreement or group of related agreements with the same party or any group of parties who are affiliated, which requires an aggregate payment by or to the Company in an amount in excess of (x) with respect to purchase or sales orders in the ordinary course of business, $50,000, and (y) with respect to any other contracts, $25,000;

          (G) warranty agreement of the Company with respect to services provided or products sold, licensed or leased by the Company as seller, licensor or lessor;

          (H) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

          (I) any other agreement which in the best judgment of the Company is material to its business.

          (ii) The Company and Subsidiaries have performed in all material respects all obligations required to be performed by them and are not in default under, or in material breach of, or after due inquiry, in receipt of any claim of default under or breach of, any material agreement, all of which are described in the Disclosure Letter, to which any of them are a party or to which their assets are subject; the Company has no present expectation or intention of not fully performing all such obligations; the Company does not have any knowledge of any material breach or anticipatory breach by the other parties to any material contract or commitment which is required to be disclosed in the Disclosure Letter; and to the best of the Company's knowledge none of the Company or its Subsidiaries is a party to any contract or contracts which, either individually or in the aggregate, are reasonably likely to result in a material loss to the Company. To the best knowledge of the Company and the Stockholders, there are no warranty claims or other uninsured claims under completed contracts which might involve a material monetary liability which is not reserved against in the Financial Statements.

          (iii) None of the Stockholders nor, to the best knowledge of the Company, any other officer of the Company or Subsidiaries, is a party to any oral or written contract which prohibits, or materially restricts or limits his performance of his duties or the fulfillment of his obligations as an employee and an officer of the Company or Subsidiary.

          (iv) A true and correct copy of each of the written contracts and a description of the oral contracts which are referred to in the Disclosure Letter, referred to above, together with all amendments, waivers or other changes thereto, have been supplied to the Investors' special counsel, Messrs. Stradling, Yocca, Carlson & Rauth.

          (s) ERISA. Except as set forth in the Disclosure Letter, Company does not have any (i) labor agreement to which it is a party, or by which it is bound, including "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("ERISA Plans"); (ii) employment, profit sharing, deferred compensation, bonus, pension, retainer, consulting, retirement, welfare or incentive plan or contract to which it is a party, or by which it is bound; (iii) written or other formal personnel policies; or (iv) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs, and related benefits) are afforded to its employees over and above those usual and customary in the Company's industry. True and correct copies of all such agreements have been delivered to Investors. The Internal Revenue Service has issued a favorable determination letter with respect to each ERISA Plan which has not been revoked or modified, and neither Alfonso Cordero nor Company has any reason to believe that anything has occurred or any change or amendment has been made which would adversely effect the qualification of the ERISA Plan under Section 401 of the Internal Revenue Code of 1986 (the "Code") or any of the trusts maintained pursuant thereto under Section 501 of the Code. All contributions required by law to have been made under each ERISA Plan prior to the Closing Date shall have been made. No event of the type set forth in Section 4403(b) of ERISA has occurred and is continuing with respect to each ERISA Plan other than as may result from the transactions contemplated hereby. There are no material claims, investigations or lawsuits which had been asserted or instituted against the assets of any of the trusts under each ERISA Plan and no reasonable basis for any such claim or lawsuit exists. Each ERISA Plan has been maintained, operated and administered in all material respects, in accordance with its terms and all provisions of ERISA (including rules and regulations thereunder) and other applicable laws.

          (t) INTELLECTUAL PROPERTY. Except as set forth in the Disclosure Letter, the Company and Subsidiaries have sufficient title to and ownership of, or have sufficient licenses to, or to the best of the Company's knowledge can obtain on terms which will not result in any material adverse effect on their businesses, all necessary licenses, trademarks, service marks, tradenames, copyrights, trade secrets, inventions, processes, designs, franchises, computer software and other proprietary rights and to the best knowledge of the Company all necessary patents necessary for their businesses as now conducted, or proposed to be conducted, without any conflict with or infringement of the rights of others; provided, however, the Company and the subsidiaries have undertaken, or caused to be undertaken, only the searches as set forth on the Disclosure Letter for third party intellectual property rights which might affect their business as now conducted or proposed to be conducted. The Disclosure Letter sets forth all inventions which are the subject of issued patent letters or an application therefor, which are owned and used or held for use by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries have taken measures they deem reasonable to maintain the confidentiality of the processes and formulae, research and development results and other know-how of the Company or any of its Subsidiaries, the value of which to the Company or such Subsidiary is contingent upon maintenance of the confidentiality thereof. The Company has received no communication or notice form any third party claimants that it or its Subsidiaries have violated, or, by conducting their businesses as proposed, would violate, any of the patents, licenses, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights of any other person or entity. The Company is not aware of any third party which is infringing or violating any of the patents, licenses, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any license or option or entered into any agreement of any kind with respect to the use of their proprietary information, other than licenses to and uses of their products made in the ordinary course of their business.

          (u) ENVIRONMENTAL MATTERS. The Company and its Subsidiaries have not, contrary to applicable statutes and regulations, stored or disposed of, on, under or about their premises hazardous materials. As used in this Agreement, the term "hazardous materials" shall mean substances defined as "hazardous substances" or "hazardous materials" or "toxic substances" in the Comprehensive Environmental Response and Compensation Liability Act of 1980, as amended, 42 U.S.C., Section 9601, et seq.; The Hazardous Materials Transportation Act, 49 U.S.C., Section 1801, et seq.; The Resource Conservation Recovery Act, 42 U.S.C., Section 6901, et seq.; and those substances defined as hazardous wastes or hazardous substances in any applicable California statutes or codes and any regulations or publication promulgated pursuant to any of said laws or regulations.

          (v) COMPLIANCE WITH LAWS. Except as disclosed in the Disclosure Letter, the Company and its Subsidiaries have complied in all material respects with all applicable United States' federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations, and to the best of their knowledge, the Company and its Subsidiaries have complied in all material respects with all applicable foreign statutes, ordinances and regulations and with all United States' federal statutes, ordinances and regulations as they apply to doing business in other countries.

          (w) MARGIN REGULATIONS; USE OF PROCEEDS. The Company neither owns nor intends to acquire any "margin stock" as defined in Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207).

          (x) DISCLOSURE. No representation, warranty or statement by the Company in this Agreement or in any written certificate required by this Agreement to be furnished to the Investors or their counsel pursuant to this Agreement contains or will contain any untrue statement of material fact or taken together with all information furnished to Investors or their representatives, omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading, it being understood that Investors have not received or been provided with a "prospectus" (as defined in the Securities Act) covering the Company.

     4.2 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder, severally but not jointly with the Company or any other Stockholder, represents and warrants to the Investors that:

          (a) LITIGATION. Except as listed in the Disclosure Letter, to the best knowledge of such Stockholder there is no litigation or governmental proceeding or investigation pending or threatened against the Company or its Subsidiaries affecting any of their properties or assets, or against any officer or Key Employee of the Company or its Subsidiaries or the Stockholders that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or conditions of the Company, its Subsidiaries or any of their properties or assets taken as a whole, or that might call into question the validity of this Agreement, any of the Shares, or any action taken or to be taken pursuant hereto. Stockholder has not been served nor has knowledge of another being served with a summons or other service of process in which the Company or such Stockholder has been named in an action which could have a material adverse effect upon the Company or its business.

          (b) STOCK OWNERSHIP. Such Stockholder is, and at the Closing will be, the sole owner, beneficially and of record, of the shares of the Company's common stock reflected for such Stockholder in the Disclosure Letter, free and clear of all claims, liens, encumbrances, security interests, pledges, options, charges, restrictions and defects in title of any nature whatsoever, other than restrictions imposed by federal and applicable state securities laws which do not constitute an impediment to the transfer described in this Agreement. Such Stockholder has not, and as of the Closing shall not have, granted or sold, and such Stockholder is not, and at the time of Closing will not be, a party to any agreement, commitment or understanding, written or oral, providing for the grant or sale of, options or other rights to purchase or restricting the transfer of, and such Stockholder is not, and at the Closing will not be, obligated to sell or otherwise transfer, any of the shares of the Company's common stock to any person or entity except to the Company.

          (c) REGISTRATION RIGHTS. Except as set forth in EXHIBIT 2.4H hereto,
                                                          ------------
to Stockholders best knowledge no Person has demand or other rights to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in an offering of shares under any such registration statement.

          (d) NO BROKERS OR FINDERS. Except for Nantucket Holding Company, whose fee shall be paid by the Company, such Stockholder has not taken any action nor failed to take any action and knows of no such act or omission by the Company, which would give rise to any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker as a result of the transactions contemplated by this Agreement.

          (e) CAPITALIZATION; STATUS OF CAPITAL STOCK. Immediately preceding the Closing and the transaction described in Section 1.1, the Company will have a total authorized capitalization consisting of 20,000,000 shares of Common Stock, $.0001 par value, of which 9,300,000 shares are issued and outstanding, and 3,375,900 shares of Preferred Stock, none of which are outstanding. A complete list of the shares of Common Stock currently issued and outstanding and the names in which such shares are registered is set forth in the Disclosure Letter. Except as set forth herein, or in the Disclosure Letter, there are no options, warrants or rights to purchase shares of capital stock or other securities authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares of its capital stock or other securities. The Common Stock constitutes 100% of the issued and outstanding shares of capital stock of the Company.

          (f) FINANCIAL STATEMENTS. The Financial Statements fairly present the financial position and results of operations of the Company and Subsidiaries for the periods covered, have been prepared on a basis consistent throughout the periods except as set forth on the Disclosure Letter and to such Stockholder's knowledge were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, subject to year-end adjustments which would not be materially adverse with respect to the Financial Statements at and for the period ending August 31, 1995.

          (g) ABSENCE OF CHANGES. Except as set forth in the Disclosure Letter to the best of the Stockholder's knowledge, since August 31, 1995:

          (i) The Company and Subsidiaries have not entered into any material transaction which was not in the ordinary course of their businesses.

          (ii) There has been no materially adverse change in the condition (financial or otherwise), business, properties, assets, or liabilities of the Company and Subsidiaries other than changes in the ordinary course of their businesses, none of which, individually or in the aggregate, has been materially adverse.

          (iii) There has been no damage to, destruction of, or loss of, physical property of the Company and Subsidiaries (whether or not covered by insurance) materially adversely affecting the business or operations of the Company or Subsidiaries.

          (iv) Except as contemplated herein, the Company and Subsidiaries have not declared or paid any dividend or made any distribution on their capital stock; redeemed, purchased or otherwise acquired any of their capital stock.

          (v) The Company and Subsidiaries have not received notice that there has been a loss of, or material order cancellation by, any major customer of the Company and Subsidiaries.

          (vi) There has been no resignation or termination of employment of any key officer or key employee of the Company or Subsidiaries and the Company does not know of the impending resignation or termination of employment of any such officer or employee.

          (vii) There has been no organized labor dispute involving the Company or Subsidiaries or any of their employees and none is pending or threatened.

          (viii) There has been no material adverse change, except in the ordinary course of their businesses, in the contingent obligations of the Company or Subsidiaries, by way of guaranty, endorsement, indemnity, warranty, or otherwise.

          (ix) There have been no loans or guarantees made by the Company or Subsidiaries to or for the benefit of their employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of their businesses.

          (x) The Company or Subsidiaries have not mortgaged, pledged, transferred a security interest in, or subjected to lien any of their properties or assets, except (a) liens for current taxes not yet delinquent, (b) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (c) liens in respect of pledges or deposits under workers' compensation laws or similar legislation, (d) minor defects in title which, individually or in the aggregate, do not materially interfere with the use of such property, (e) liens outstanding and in the aggregate less than $10,000, or (f) liens disclosed in the Financial Statements or the notes thereto (collectively, the "Liens").

          (xi) Other than in the ordinary course of business, the Company or Subsidiaries have not sold, assigned or transferred any patents, trademarks, copyrights, trade secrets or other valuable intangible assets, disclosed any material proprietary confidential information to any Person other than the Investors, their representatives or certain providers of professional services in the ordinary course of business on a need-to-know basis.

          (xii) There has been no other event or condition of any character specifically relating to the Company or Subsidiaries which specifically pertains to and materially adversely affects its business, properties or condition, financial or otherwise.

          (h)  TAXES AND TAX RETURNS.

          (i) Except as set forth in the Disclosure Letter: (i) the Company has duly filed all Tax Returns (as hereinafter defined) which are required by law to be filed by it; (ii) the Company has duly paid all Taxes (as hereafter defined) due or claimed to be due from it (whether or not shown on any Tax Return), and there are no assessments or claims for payment of Taxes now pending or, to the best knowledge of the Stockholders, threatened, nor is there any audit of the records of the Company being made or threatened by any taxing authority; (iii) there are no facts or circumstances which could reasonably be expected to constitute a basis for assessments or claims for the payment of additional Taxes with respect to such Tax Returns; (iv) each Tax Return of the Company previously filed is correct and complete in all respects; and (v) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The amounts set up as provisions for Taxes, if any, on the December 31, 1994 and April 30, 1995 balance sheets of the Company included in the Financial Statements are sufficient for the payment of all unpaid Taxes of the Company accrued for or applicable to the periods ended on such date and all years and periods prior thereto and for which the Company, at those dates, may have been liable. The Company has properly withheld and paid, or accrued for payment, when due, to appropriate state and/or federal authorities, all sales and use taxes, if any, and all amounts required to be withheld from payments made to its employees, independent contractors, creditors, stockholders, or other third parties and has also paid all employment taxes as required under applicable laws.

          (ii) The Company has not waived any statute of limitation in respect of any taxes or assessments by any federal, state, county, local, foreign or other taxing jurisdiction or agreed to any extension of time with respect to an assessment or deficiency in any tax. The Company has not filed a consent under
Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations.

          (iii) The Company has not made any payments, and is not obligated to make any payments, nor is the Company a party to any agreement that under any circumstances could obligate it to make any payments, that would not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any tax allocation or tax sharing agreement.

          (iv) The Company (i) is not and never has been required to file a consolidated or combined state or federal income Tax Return with any other person or entity and (ii) is not liable for the Taxes of any person under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

          (v) For purposes of this Agreement, the term "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          (vi) For purposes of this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (vii) Such Stockholder hereby makes no representations or warranties regarding the tax effects of the transactions contemplated hereby on Investors, the Company or Investors. Each party has relied on its own advisors with respect to such tax effects.

          (i)  CONTRACTS AND COMMITMENTS.

          (i) Except as expressly contemplated by this Agreement, or as set forth in the Disclosure Letter, and to the best of such Stockholder's knowledge, as of the Closing the Company, or Subsidiaries will not be a party to, or bound by, any currently effective written or oral:

          (A) pension, profit sharing, stock option, employee stock purchase or other plan providing for deferred, incentive or other compensation to employees or any other employee benefit plan, or any contract with any labor union;

          (B) contract for the employment of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis which, in any way, restricts or limits its right to terminate such contract at will (but such schedule need not disclose the existence of any law, public policy, or any oral discussions, or oral statements of policy which might, under current law, be interpreted as imposing upon the Company any covenant of good faith and fair dealing, or otherwise generally restrict the Company's ability to terminate its employees other than on an "at-will" basis or within sixty (60) days following delivery of a notice of termination);

          (C) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging, transfer of a security interest, or otherwise placing a lien on any material asset or material group of assets of the Company;

          (D)  guarantee of any obligation;

          (E) lease or agreement under which it is the lessee of or holds or operates any property, real or personal, owned by any other party; but there may be excluded from such Schedule leases or agreements under which the aggregate annual rental payments of the Company do not, in the aggregate, exceed $50,000;

          (F) agreement or group of related agreements with the same party or any group of parties who are affiliated, which requires an aggregate payment by or to the Company in an amount in excess of (x) with respect to purchase or sales orders in the ordinary course of business, $100,000 and
     (y) with respect to any other contracts, $25,000;

          (G) warranty agreement of the Company with respect to services provided or products sold, licensed or leased by the Company as seller, licensor or lessor;

          (H) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

          (I) any other agreement which is material to the Company's business.

          (ii) Such Stockholder is not a party to any oral or written contract which prohibits, or materially restricts or limits his performance of his or her duties or the fulfillment of his or her obligations as an employee, director or an officer of the Company or Subsidiary.

          (iii) Except as specifically anticipated by this Agreement and except for their indemnity agreements as directors of the Company which shall survive the Closing or as set forth in the Disclosure Letter, such Stockholders, his or her family members or any Affiliate of such Stockholder is not a party to any oral or written contract with the Company or a Subsidiary thereof.

          (j) INTELLECTUAL PROPERTY. Except as set forth on the Disclosure Letter hereto, to the best knowledge of Stockholder the Company and Subsidiaries have sufficient title to and ownership of, or have sufficient licenses to, or can obtain on terms which will not result in any material adverse effect on their businesses, all necessary patents, licenses, trademarks, service marks, tradenames, copyrights, trade secrets, inventions, processes, designs, franchises, computer software and other proprietary rights necessary for their businesses as now conducted, or proposed to be conducted, without any conflict with or infringement of the rights of others; provided, however, the Company and the subsidiaries have undertaken, or caused to be undertaken, only the searches as set forth on the Disclosure Letter for third party intellectual property rights which might affect their business as now conducted or proposed to be conducted. The Disclosure Letter sets forth all inventions which are the subject of issued patent letters or an application therefor, which are owned and used or held for use by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries have taken measures they deem reasonable to maintain the confidentiality of the processes and formulae, research and development results and other know-how of the Company or any of its Subsidiaries, the value of which to the Company or such Subsidiary is contingent upon maintenance of the confidentiality thereof. Neither Stockholder, nor to the best knowledge of Stockholder has the Company received any communication or notice from any third party claimants that the Company or its Subsidiaries have violated, or, by conducting their businesses as proposed, would violate, any of the patents, licenses, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights of any other person or entity. Neither the Company nor any of its Subsidiaries has granted any license or option or entered into any agreement of any kind with respect to the use of their proprietary information, other than licenses to and uses of their products made in the ordinary course of their business.

          (k) ENVIRONMENTAL MATTERS. To the best of such Stockholder's knowledge, the Company and its Subsidiaries have not, contrary to applicable statutes and regulations, stored or disposed of, on, under or about their premises hazardous materials. As used in this Agreement, the term "hazardous materials" shall mean substances defined as "hazardous substances" or "hazardous materials" or "toxic substances" in the Comprehensive Environmental Response and Compensation Liability Act of 1980, as amended, 42 U.S.C., Section 9601, et seq.; The Hazardous Materials Transportation Act, 49 U.S.C., Section 1801, et seq.; The Resource Conservation Recovery Act, 42 U.S.C., Section 6901, et seq.; and those substances defined as hazardous wastes or hazardous substances in any applicable California statutes or codes and any regulations or publication promulgated pursuant to any of said laws or regulations.

          Except as set forth above in Section 4.2, each Stockholder makes no representations or warranties to any party in connection with this Agreement or the transactions contemplated herein. Unless otherwise provided by the Stockholders in a writing delivered to the Investors, the representations and warranties of the Stockholders set forth in Section 4.2 shall be automatically qualified or modified, to the extent and in the same manner, as any corresponding representation or warranty of the Company set forth in Section 4.1 is qualified or modified prior to the Closing, as a consequence of limitations thereto referenced in the closing certificate described in Section 2.4(d)(i) the Disclosure Letter or otherwise. Best knowledge for purposes of this Section 4.2 is intended to indicate that no information that would give the Stockholder current actual knowledge of the inaccuracy of such statement has come to such Stockholder's attention. Information in the possession of other employees, directors or officers of the Company shall only be deemed received by a Stockholder if actually received by same and knowledge of such information shall not simply be inferred from the fact that a Stockholder is an officer, director, or stockholder of the Company.


                                   ARTICLE 5

                            COVENANTS OF THE COMPANY

     5.1 AFFIRMATIVE COVENANTS OF THE COMPANY OTHER THAN REPORTING REQUIREMENTS. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, after the Closing and for so long as shares of Series A Preferred Stock remain outstanding, but no longer than such date as a Qualified Public Offering shall have closed, the Company will perform and observe the following covenants and provisions and will cause each Subsidiary to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not, without approval of holders of 66.6% of the Series A Preferred Stock, amend or revise any terms of this Section 5.1:

          (a) PAYMENT OF TAXES AND TRADE DEBT. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims, which, if unpaid, might become a lien or charge upon any properties of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by appropriate proceedings if the Company or Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto as shall be determined by its Board
of Directors.   Pay and cause each Subsidiary to pay, when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company or its Subsidiaries, except such as are being contested in good faith and by appropriate proceedings if the Company or subsidiary concerned shall have set aside on its books adequate reserves with respect thereto as shall be determined by its Board of Directors.

          (b) MAINTENANCE OF INSURANCE. Maintain, and cause each Subsidiary to maintain, with responsible and reputable insurance companies or associations, insurance in such amounts and covering such risks as is usually carried by companies of similar size engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates, but in any event in amounts sufficient to allow the Company or Subsidiary to replace any of their properties that might be damaged or destroyed without additional expenditures by the Company or its Subsidiary except for reasonable deductibles. Within sixty (60) days of the date of this Agreement, the Company shall use all commercially reasonable efforts to obtain and thereafter maintain term life insurance payable to the Company in the amount of $1,000,000 each on the life of Alfonso G. Cordero, Ki Nam and, within sixty (60) days of appointment, the newly appointed Chief Executive Officer.

          (c) PRESERVATION OF CORPORATE EXISTENCE. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties. Preserve and maintain, and cause each Subsidiary to preserve and maintain, all material licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and necessary to the conduct of its business.

          (d) COMPLIANCE WITH LAWS. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders of any United States' federal or State governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or otherwise, except non-compliance being contested in good faith through appropriate proceedings so long as the Company shall have set up sufficient reserves, if any, required under generally accepted accounting principles with respect to such items. Use its best efforts to comply, and cause each Subsidiary to comply, in all material respects with all applicable foreign laws, rules, regulations and orders of any foreign governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or otherwise, except non-compliance being contested in good faith through appropriate proceedings so long as the Company shall have set up sufficient reserves, if any, required under generally accepted accounting principles with respect to such items.

          (e) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection within its business shall be made.

          (f) MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties necessary or useful in the proper conduct of its business, in repair, working order and condition adequate for the conduct of the business of the Company as currently conducted, ordinary wear and tear excepted.

          (g) COMPENSATION. Prepare and submit to, and obtain the approval of, the Compensation Committee of the Board of Directors (which shall consist of not more than three members of the Board of Directors and of which one director designated by Investors will be a member, one member of management will be a member and the third member will be a director not employed by the Company and not directly related to Investors) a compensation policy for its officers, which shall contain guidelines for reasonable levels of salary and other employment benefits, and which shall be periodically updated, and comply with such compensation policy in making all compensation offers to new officers and compensation changes to existing officers, of which all cash compensation and equity compensation offers or changes shall be subject to the approval of the Board of Directors.

          (h) NEW DEVELOPMENTS. Cause all material technological or other proprietary developments, inventions, discoveries or improvements by the Company's or any Subsidiary's employees to be fully documented in accordance with the prevailing appropriate industrial professional standards, cause all Key Employees and consultants of the Company and each Subsidiary to execute appropriate patent assignment agreements to the Company and, where possible and appropriate, in the judgment of the Board of Directors, to file and prosecute United States and foreign patent applications relating to and protecting such developments on behalf of the Company or such Subsidiary.

          (i) BUDGETS AND BOARD APPROVAL. Prior to the commencement of each fiscal year, prepare and submit to, and obtain the approval of a majority of the Board of Directors of a budget and operating plan for the upcoming fiscal year, including projections or forecasts of capital and operating expenses, cash flow, and profits and losses, all itemized in reasonable detail and obtain the approval of such budget and plan not more than sixty (60) days following the end of the prior fiscal year.

          (j) EMPLOYEE INVENTION AND NON-DISCLOSURE AGREEMENT. Use its best efforts to cause each officer, Key Employee, consultant and other personnel, including employees, agents and contractors who have contributed to or participated in the conception and development of the intellectual property on behalf of the Company and all employees now or hereafter employed by the Company or any Subsidiary promptly to execute an agreement substantially in the form of
EXHIBIT 5.1J hereto or in a form approved by the Board of Directors.
------------

          (k) FINANCINGS. Promptly, fully and in detail, inform the Board of Directors in advance of any commitments or contracts relating to financing of any nature in which the Company pledges corporate assets, other than under purchase money security interests secured only by the assets purchased with such financing in the ordinary course of business.

          (l) BOARD OF DIRECTORS; INDEMNIFICATION. The Board of Directors shall consist of up to seven (7) directors. Summit Ventures IV, L.P. shall have the right to appoint one designee to be elected to the Board, Crosspoint Venture Partners 1993 shall have the right to appoint one designee to the Board and Alfonso Cordero shall have the right to designate three designees to be elected to the Board, each designee being subject to the then existing Board of Directors approval all pursuant to the Stockholders' Agreement attached hereto as EXHIBIT 2.4F. Alfonso Cordero shall be elected to the Board of Directors as
   ------------
Chairman of the Board. At such time as a Chief Executive Officer is appointed, such officer shall be elected to the Board of Directors. The certificate of incorporation or bylaws of the Company shall at all times provide for the indemnification of the Board of Directors to the full extent provided by the law of the jurisdiction in which the Company is organized and the Company shall enter into an Indemnity Agreement with each Investor and the Investors' designee in the form set forth in EXHIBIT 2.4J. The Company shall use all commercially
                         ------------
reasonable efforts to obtain and maintain directors and officers liability insurance with coverage and premium levels consistent with policies carried by companies of similar size. The Company shall pay for reasonable travel and living expenses of the members of the Board of Directors who are not employees of the Company in attending meetings of the Board of Directors and committees thereof and in conducting other business on behalf of the Company.

          (m) RECRUITMENT OF CHIEF EXECUTIVE OFFICER. The Company shall use its best efforts to recruit a Chief Executive Officer as soon as possible. The Company shall establish an Executive Search Committee in connection with its search and the Executive Search Committee shall be chaired by Mr. Cordero and the Investors' designee shall be on such committee. The candidate for Chief Executive Officer chosen by the Executive Search Committee shall be acceptable to the

Investors, Mr. Cordero and Mr. Nam prior to final appointment as the Chief Executive Officer; provided, however, if the Company has not hired such Chief Executive Officer by September 30, 1996, then the Designated Representative will have the sole discretion to hire such officer.

     5.2 NEGATIVE COVENANTS OF THE COMPANY. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, after the Closing and for so long as shares of Preferred Stock remain outstanding but no longer than such date as a Qualified Public Offering has closed it will not without the consent of the Designated Representative take the actions contained in the following covenants and provisions, and will cause each Subsidiary to not without the consent of the Designated Representative take actions contained in the following covenants and provisions as are applicable to such Subsidiary, and will not, without the approval of holders of 66.6% of the Series A Preferred Stock, amend or revise any terms of this Section 5.2:

          (a) MERGER, SALE OF ASSETS, ETC. Merge or consolidate with, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions), a material portion of its assets (whether now owned or hereinafter acquired) to any Person, or permit any Subsidiary to do any of the foregoing, except for sales or other dispositions of assets in the ordinary course of business and except that (1) any Wholly-Owned Subsidiary may merge into or consolidate with or transfer assets to any other Wholly-Owned Subsidiary, (2) any Wholly-Owned Subsidiary may merge into or transfer assets to the Company, and (3) the Company may merge any Person into it or otherwise acquire such Person so long as the Company is the surviving entity, the holders of voting stock of the Company immediately prior to such merger are the holders of more than 50% of the Company immediately following such merger, such merger or acquisition does not result in the violation of any of the provisions of this Agreement and no such violation exists at the time of such merger or acquisition. The foregoing shall not prohibit the Company or any Subsidiary from pledging or granting a security interest in a material portion of its assets, provided that such transaction has been approved by the Board of Directors of the Company.

          (b) MAINTENANCE OF OWNERSHIP OF SUBSIDIARIES. Create any Subsidiary that is not a Wholly-Owned Subsidiary, sell or otherwise dispose of any shares of capital stock of any Subsidiary, except to the Company or another Subsidiary, or permit any Subsidiary to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any Subsidiary except to the Company or another Subsidiary; provided, however, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by subsection 5.2(a).

          (c) DEALINGS WITH AFFILIATES AND OTHERS. Except that the Company may renew its lease of the real property including the Company's principal executive offices at a then fair market rental and other market terms and conditions, enter into any transaction, including, without limitation, any loans or extensions of credit or royalty agreements, with any officer or director of the Company or any officer or director of any Subsidiary or holder of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such officers, directors or stockholders or members of their immediate families (other than any such transactions in the ordinary course of business which are in an amount not in excess of $10,000, loans for purchases of Company securities by employees, officers, directors or consultants and housing loans to officers and directors, so long as approved by a majority of the disinterested members of the Board of Directors).

          (d) CHANGE IN NATURE OF BUSINESS. Make, or permit any Subsidiary to make, any material change in the nature of its business as carried on at the date hereof or as contemplated in written materials delivered to Investors prior to the date hereof.

          (e) DIVIDENDS. (i) Prior to a Qualified Public Offering, or (ii) while the Preferred Stock is outstanding, declare or pay any dividends on any class of the Company's or any Subsidiary's capital stock now or hereafter outstanding (other than dividends on the Preferred Stock, dividends payable in Common Stock or dividends payable by any Subsidiary either to the Company or to another Subsidiary that is the parent of the paying Subsidiary), or purchase, redeem (other than pursuant to the Redemption Agreement or the Escrow Agreement) or otherwise acquire or retire any of the Company's or any Subsidiary's capital stock of any class now or hereafter outstanding or otherwise return capital or make distributions of assets to stockholders as such, other than (a) the repurchase of capital stock of the Company or any Subsidiary pursuant to a Stockholders' Agreement by and among Investors and certain other stockholders of Investors, (b) repurchases of capital stock under other stock agreements referred to in the Disclosure Letter and (c) repurchases of capital stock under other agreements providing for the repurchase of Company stock from employees, officers, directors or consultants on termination of their relationship with the Company.

          (f) AGREEMENTS WITH EMPLOYEES FOR THE PURCHASE OF SECURITIES. Without approval of a majority of the disinterested members of the Board of Directors, accelerate or terminate the vesting schedules under which restrictions on transfer of capital stock of the Company lapse over a period of time with respect to capital stock held by employees, officers or directors of the Company, increase the number of shares currently available for exercise under the Company's stock option plan or otherwise, or issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange to officers, employees and/or consultants shares of Common Stock, or options exercisable therefor, or options exercisable therefor, including options outstanding on the date of this Agreement, (such number to be equitably adjusted in the event of any stock split, combination, reclassification or other similar event occurring on or after the date of this Agreement) except as issued at fair market value, or granted with an exercise price equal to fair market value, at the time of issuance or grant, to officers, employees or consultants of the Company and any Subsidiary.

          (g) ISSUANCES OF SECURITIES AND EMPLOYEE STOCK OPTIONS. Issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, (i) any equity security of the Company senior to or on a parity with the Preferred Stock, (ii) any debt security of the Company that by its terms is convertible into or exchangeable for any equity security of the Company, or (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity security senior to or on a parity with the Preferred Stock or any such debt security, except for (x) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock, or (y) shares of Common Stock (or options to purchase such stock) issued pursuant to stock plans or arrangements approved by the Investors Designated Representatives.

     5.3 REPORTING REQUIREMENTS. The Company will furnish the following to each holder of the Preferred Stock and each holder who owns of record or beneficially or has the right to acquire from the Company any Common Stock pursuant to conversion of the Preferred Stock:

          (a) as soon as available and in any event within thirty (30) days after the end of each fiscal month of the Company, Consolidated balance sheets of the Company and its Subsidiaries as of the end of such month and Consolidated statements of income and of statements of cash flow of the Company and its Subsidiaries for the period ending with such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the prior fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief executive officer or chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles consistently applied except for a lack of customary year end disclosures and year end adjustments;

          (b) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and retained earnings and of statements of cash flow of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all duly certified by a "Big Six" independent public accounting firm selected by the Company's Board of Directors;

          (c) at the time of delivery of each monthly and annual statement, a certificate, executed by the chief executive officer or chief financial officer of the Company in the case of monthly statements, and the Company's independent public accountants in the case of annual statements, stating that such officer or accountants, as the case may be, has caused Sections 5.1(a) (insofar as it relates to payment of federal and state income taxes), 5.2(b), 5.2(c), 5.2(f) and 5.2(g) to be reviewed and has no knowledge of any default by the Company or any Subsidiary in the performance or observance of any of the provisions of this Agreement or, if such officer or accountant has such knowledge, specifying such default and the nature thereof;

          (d) promptly upon the request of any holder of at least 337,500 shares of the Preferred Stock; any written report submitted to the Company by independent public accountants in connection with an annual or interim audit of the books of the Company and its Subsidiaries made by such accountants;

          (e) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, materially affecting the Company and the Subsidiaries when considered as a whole;

          (f) at least thirty (30) days prior to the commencement of each fiscal year of the Company, a copy of the initial operating plan and budget provided for in Section 5.1(i);

          (g) to any holder of at least 337,500 shares of Preferred Stock; upon request,copies of all materials provided to the committees of the Board of Directors, and to any such holder or Person who is not a member of the Board of Directors copies of all materials provided to the Board of Directors;

          (h) promptly after sending, making available, or filing the same, all reports and financial statements that the Company or any Subsidiary sends or makes available to the stockholders of the Company or for documents publicly filed with the Securities and Exchange Commission under the Exchange Act; and

          (i) to any holder of at least 337,500 shares of the Preferred Stock; upon request, copies of all materials provided to the committees of the Board of Directors, and to any such holder or Person who is not a member of the Board of Directors copies of all materials provided to the Board of Directors; all other information respecting the business, properties or the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries that any Investor may from time to time reasonably request.

          Any person receiving the information distributed pursuant to subsections (g) and (i) above agrees to hold such information in confidence to the same extent that would be required of a member of the Company's Board of Directors.

     5.4 CONFIDENTIALITY. Any confidential information obtained by any holder of the Subordinated Notes or the Preferred Stock pursuant to this Agreement shall be treated as confidential and shall not be used other than as otherwise contemplated hereby or disclosed to a third party without the consent of the Board of Directors, except that such information shall not be deemed confidential for the purpose of enforcement of this Agreement or valuation of the Preferred Stock or Common Stock and except that any such holder may otherwise disclose such information to its partners if such partners agree to be bound by the restrictions contained in this Section 5.4. At the request of the Board of Directors, any Person receiving any information pursuant to this Agreement shall execute reasonable confidentiality agreements consistent with this Section 5.4.


                                   ARTICLE 6

                        OBLIGATIONS PENDING THE CLOSING

     Between the date hereof and the Closing, unless this Agreement is terminated sooner, pursuant to Section 11.2 hereof:

     6.1 ACCESS. The Company shall give to Investors and their counsel, accountants and other authorized representatives from and after the date of execution of this Agreement, on prior request therefor from Investors or such representatives, such access to the premises, employees, agents and consultants of the Company, and such copies of the Company's financial statements, books and records, and contracts and leases and other documentation, so as to enable Investors to inspect and evaluate all aspects of the business and operations, assets, operating results, financial condition, future prospects, capitalization, ownership, and legal and regulatory affairs of the Company and to verify the accuracy of the information heretofore furnished to Investors and the representations and warranties made in this Agreement, by the Company and the Stockholders with respect to the foregoing matters. The Stockholders agree that they will take no action to prevent or delay the Company from furnishing all information reasonably requested by Investors. Each Investor agrees to conduct its review in a manner designed to minimize any disruption of the Company's operations. All information and records obtained by Investors pursuant to this Agreement shall be maintained as confidential prior to the Closing and shall not be used other than in evaluating the transactions contemplated herein or disclosed to any third party prior to the Closing without the prior written consent of the Company, except (i) in response to legal process, (ii) to the extent required to comply with applicable law, or (iii) to the extent disclosed to any bank, finance company or other lender or investor in connection with the financing of the transactions contemplated by this Agreement. Investors shall not be obligated to maintain as confidential any information obtained from the Company which is publicly available, readily available from public sources, known to it at the time the information was disclosed, or which was rightly obtained from a third party.

     6.2 CONDUCT OF COMPANY'S BUSINESS. Unless the Designated Representative gives his prior written consent for actions to be taken to the contrary, from the date of this Agreement and until the Closing or termination of this Agreement, whichever first occurs, the Company shall, and the Stockholders shall take no action to prevent or delay the Company from being able to:

          (a) OPERATION OF BUSINESS. Operate and conduct the Company's business and operations diligently and only in the ordinary course of business consistent with past practices. The Company shall not (i) incur any new indebtedness or increase the amount due and owing to any lender for borrowed money, or (ii) increase the compensation or benefits of any employee, independent contractor or agent or adopt or amend any commission plan or arrangement or any employee benefit plan or arrangement of any type which results or may result in an increase in costs or liabilities thereunder of more than $5,000 per month, in the aggregate, above those existing on the date hereof, or otherwise lend or advance any sum or extend credit to any employee, director or stockholder or any of their respective affiliates;

          (b) ORGANIZATION. Preserve intact the Company's organization and use its reasonable best efforts to retain all employees of and consultants to the Company, commensurate with the requirements of the Company's business;

          (c) VENDORS. Use its reasonable best efforts to retain the services of all vendors, suppliers, agents and consultants used in the Company's business, commensurate with the requirements of the Company's business;

          (d) INSURANCE. Maintain insurance, including liability and errors and omissions insurance, consistent with past practices and, unless comparable insurance is substituted therefor or is not generally available to businesses of the type conducted by the Company, not take any action to terminate or modify, nor permit the lapse or termination of, the present insurance policies and coverages of the Company as set forth in the Disclosure Letter;

          (e) LAWSUITS, CLAIMS. Promptly notify Investors of, and if requested by Investors, diligently defend against, all lawsuits, claims, proceedings or investigations that are, or which any officers of the Company or any of the Stockholders, as a result of events or circumstances actually known to them, has reason to believe may be, threatened, brought, asserted or commenced against the Company or any of its officers or directors, involving or affecting in any way the Company's business or operations, or any of its assets, or the Shares or the transactions contemplated hereby; and not settle any action or proceeding which would materially and adversely affect the Company, its business, financial condition or operating results and, not release, settle, compromise or relinquish any claims, causes of action or rights involving more than $25,000 individually or $50,000 in the aggregate which the Company may have against any other persons, including, without limitation, claims or rights to reimbursement or payment for services rendered by the Company;

          (f) CERTAIN CHANGES. Not sell or otherwise dispose, or enter into any agreement for the sale, of any of its assets or properties, except for sales of inventory and obsolete equipment in the ordinary course of business and consistent with past practices, and not permit or allow, or enter into any agreements providing for or permitting, any of its assets or properties to be subjected to any mortgage, security interest, pledge, option, lien, charge or encumbrance other than liens or security interests in existence on the date hereof and statutory liens to secure taxes that are not yet due and payable, all of which are listed on the Disclosure Letter;

          (g) CONDITION OF ASSETS. Maintain in good working order and condition, ordinary wear and tear excepted, and in compliance in all material respects with all applicable laws and regulations, all vehicles, machinery, equipment, computers, furniture, fixtures, tools, and other tangible assets, wherever located, that are used, leased or owned by the Company;

          (h) AGREEMENTS. Observe and perform all terms, conditions, covenants and obligations contained in all existing agreements between the Company and third parties the violation of which would have, individually or in the aggregate, a material adverse effect on the Company or its business, financial condition, operating results or future prospects; and, except as required by any existing agreements, not enter into any new agreements or transactions, or incur any expenditures, liabilities or obligations, involving more than $25,000 individually or $50,000 in the aggregate, or renew, extend, amend or modify any existing agreement involving any commitments, obligations, liabilities or requiring any expenditures that would exceed $25,000 individually or $50,000 in the aggregate; not take any action which would cause a breach or violation of or default under any material agreement, lease, contract, or other written instrument, commitment or arrangement, or under any permit, license, franchise, judgement, writ or order, applicable to or affecting the Company or its business, and promptly notify the Investors in writing of the occurrence of any such breach or default; and not enter into any transaction with any stockholder, director or officer or any person or entity related to or affiliated with any such person;

          (i) TAXES. Pay, when due, and prior to the imposition or assessment of any interest, penalties or liens by reason of the non-payment of, all Taxes (as defined in Section 4.1(o)(v) hereof) assessed against the Company, any of its assets or its operations;

          (j) DIVIDENDS, ETC.  Except as contemplated by this Agreement not:
(i) declare or pay any dividends or make any distributions with respect to or redeem any shares of the Company's capital stock; (ii) accelerate the payment of or prepay any indebtedness or other obligations of the Company; (iii) approve or effect any reclassification or recapitalization of the Company or its authorized or outstanding shares; (iv) merge or consolidate the Company with or sell any of its assets to a third party other than sales of assets in the ordinary course of business and consistent with past practices; (v) approve or commence any proceedings for the liquidation of the Company; or (vi) enter into any agreement to do any of the foregoing;

          (k) CORPORATE MATTERS. Except as expressly provided herein, not: (i) amend in any manner the Certificate of Incorporation or Bylaws of the Company;
(ii) alter the composition or membership of the Company's Board of Directors;
(iii) except shares purchased upon exercise of outstanding options, authorize or issue any shares of capital stock of any class or series; (iv) create or issue any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of the capital stock of any class or other equity securities of the Company may be directly or indirectly authorized, issued or transferred; or (v) agree to do any of the above; and

          (l) LIABILITIES AND EXPENSES. Not create or incur (whether as principal, surety or otherwise) any actual or contingent liabilities or expenses other than liabilities and expenses incurred in the ordinary course of business consistent with past practices.

     6.3 CONSENTS. Each party to this Agreement shall use its reasonable best efforts to obtain or cause to be obtained at the earliest practicable date, and prior to the Closing, all consents, approvals and licenses, if any, which such party requires to permit it to consummate the transactions contemplated hereby without violating any material agreement, contract, instrument or applicable law or regulation, license or permit, to which it is a party or to which it or its assets are subject. The parties hereto shall cooperate with each other in their efforts to obtain all such consents, approvals and licenses.

     6.4 NOTICE OF BREACH. Each party to this Agreement will immediately give notice to the other parties of the occurrence of any event, or the failure of any event to occur, that results in a breach by it of any representation or warranty or a failure by it to comply with or fulfill any covenant, condition or agreement contained herein.

     6.5 TRANSFER OF SHARES. The Stockholders shall have the right to transfer some or all of the Shares to a corporation, partnership, limited liability company, foundation, trust or other entity or arrangement controlled by them or any of them, provided the transferee accepts all of the transferring Stockholder's obligations hereunder (and obtains the benefit of all Stockholders' limitations of liability set forth hereunder) and the transferring Stockholder remains liable for performance of his, her or its obligations hereunder.


                                   ARTICLE 7

                           OBLIGATIONS AT THE CLOSING

     7.1 EXCLUSIVITY/OTHER OFFERS. Unless and until this Agreement has been terminated in accordance with Section 11.2 below, neither the Investors, the Company nor the Stockholders, nor any of their respective representatives, agents, officers, directors, stockholders, partners or employees, will solicit or accept offers from, provide information or assistance to, or negotiate or enter into any agreement or understanding (written or oral) with, any other person or entity regarding (i) the sale, merger, initial public offering or reorganization of the Company; (ii) the sale or other disposition of, or the granting of any security interest, lien or encumbrance on, any of the Shares; or
(iii) any other transaction which would cause or result in any change, other than of an immaterial nature, in or adversely affect the business or the Preferred Stock or otherwise interfere with the consummation of the transactions contemplated herein.

     7.2 OTHER DELIVERIES. At the Closing, the parties hereto shall also execute and deliver all agreements and instruments referred to in Articles 2, 3 and otherwise provided herein.

                                   ARTICLE 8

                      RIGHT TO PARTICIPATE IN FINANCINGS

     8.1 RIGHT OF PARTICIPATION. Until the Company has completed a Qualified Public Offering, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, for cash or cash equivalents (i) any shares of Common Stock, (ii) any other equity security of the Company, including, without limitation, shares of Preferred Stock, (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity security of the Company, or (iv) any Debt Securities, unless in each such case the Company shall have first received an unconditional bona fide offer from a third party to purchase such securities (the "Offered Securities") and shall have offered to sell the Offered Securities to the Investors as follows: the Company shall offer to sell to the Investors, as a group, that number of the Offered Securities so that the Investors shall retain their then existing equity percentage of the Company on a fully diluted basis. For purposes of making this calculation, the Preferred Stock, and all other outstanding convertible instruments, and options and warrants to purchase common stock shall be deemed to be converted or exercised, issued and outstanding shares of Common Stock of the Company.

          The Company shall offer to sell to each Investor (a) that portion of the Offered Securities as the aggregate number of shares of Common Stock equivalents, including the Preferred Stock, then held by or issuable to such Investor bears to the total number of outstanding shares of Common Stock of the Company, plus all shares of Common Stock issuable upon exercise of warrants or options or upon conversion of convertible securities of the Company (the "Basic Amount"); and (b) any additional portion of the Offered Securities as such Investors shall indicate it will purchase, but not to exceed the aggregate of all the Basic Amounts should the other Investors subscribe for less than their Basic Amounts (the "Undersubscription Amount"), at a price and on the other terms specified by the Company in writing delivered to such Investor (the "Offer"), and the Offer by its terms shall remain open and irrevocable for a period of ten (10) days.

     8.2 NOTICE OF ACCEPTANCE. Notice of each Investor's intention to accept, in whole or in part, an Offer made pursuant to Section 8.1 shall be evidenced by a writing signed by such Investor and delivered to the Company prior to the end of the ten (10) day period of the Offer, setting forth the portion of the Investor's Basic Amount that such Investor elects to purchase and, if such Investor shall elect to purchase all of its Basic Amount, the Undersubscription Amount that such Investor shall elect to purchase, if any (the "Notice of Acceptance"). If the securities subscribed for by all Investors in the aggregate are less than the total of all of the Basic Amounts, then each Investor who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amount subscribed for, the Undersubscription Amount it has subscribed for; PROVIDED HOWEVER, that should the Undersubscription Amounts subscribed for exceed the difference between the Basic Amounts and the aggregate amount of the securities subscribed for (the "Available Undersubscription Amount"), each Investor who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Investors bears to the total Undersubscription Amounts subscribed for by all Investors, subject to rounding by the Board of Directors to the extent it reasonably deems necessary.

     8.3  CONDITIONS TO ACCEPTANCE BY INVESTOR.

          (a) PERMITTED SALES OF REFUSED SECURITIES.   The Company shall have
sixty (60) days from the expiration of the period set forth in Section 8.1 to sell all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Investors (the "Refused Securities") to the Person or Persons specified in the Offer, but only upon terms and conditions, including, without limitation, unit price and interest rates, which are not more favorable, in unit price and interest rates, in the aggregate, to such other Person or Persons or less favorable to the Company than those set forth in the Offer.

          (b) REDUCTION IN AMOUNT OF OFFERED SECURITIES. In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 8.3(a) above), then each Investor may, at its sole option and in its sole discretion, reduce the number of, or other units of the Offered Securities specified in its respective Notice of Acceptance to an amount that shall be not less than the amount of the Offered Securities that the Investor elected to purchase pursuant to Section 8.2 multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all originally Offered Securities. In the event that any Investor so elects to reduce the number or amount of Offered Securities specified in its respective Notice of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Investors in accordance with Section 8.1.

          (c) CLOSING. Upon the closing of the sale of securities by the Company on the terms set forth in the Offer, to such other Person or Persons of all or less than all the Offered Securities not being purchased by the Investors, the Investors shall purchase from the Company, and the Company shall sell to the Investors, the number of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 8.3(b) if the Investors have so elected, upon the terms and conditions specified in the Offer.

     8.4 FURTHER SALE. In each case, any Offered Securities not purchased by the Investors or other Persons in accordance with Section 8.3, such Offered Securities may not be sold or otherwise disposed of until they are again offered to the Investors under the procedures specified in Section 8.1, 8.2 and 8.3.

     8.5 EXCEPTIONS. The rights of the Investors under this Article 8 shall not apply to:

          (a) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock,

          (b) issuance of shares of Common Stock, or options exercisable therefor, including options outstanding on the date of this Agreement (such number to be equitably adjusted in the event of any stock split, combination, reclassification or other similar event occurring on or after the date of this Agreement) issuable to officers, directors or employees of the Company and any Subsidiary pursuant to any stock option agreement or plan or stock purchase agreement or plan approved by a vote of not less than a majority of the disinterested members of the Board of Directors of the Company,

          (c) issuance of any shares of Common Stock in connection with an acquisition or merger by the Company, or

          (d) shares sold in a Qualified Public Offering.

     8.6 ASSIGNMENT OF RIGHTS. An Investor may assign its rights hereunder in connection with any transfer of the Preferred Stock. In addition, in the event that the Company shall offer to sell any Offered Securities to the Investors pursuant to the provisions of this Article 8, any Investor may assign its rights to any Person, and such Person shall thereupon have all rights and obligations of an Investor under this Article 8 with respect to such Offered Securities.


                                   ARTICLE 9

             NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties made in this Agreement or any other instrument or document delivered in connection herewith or therewith, shall survive for a period commencing on the date of Closing and continuously for the shorter of one year or the closing of a Qualified Public Offering with the exception of (i) the representations and warranties made by the Investors in
Section 1.3, which shall survive indefinitely; (ii) the representations and warranties made by the Company in Section 4.1(f) which shall survive indefinitely; (iii) the representations and warranties made by the Company in
Section 4.1(o) and by the Stockholders in Section 4.2(h) shall survive four years from the Closing Date; and (iv) the representations and warranties made by the Stockholders in Section 4.2(b), which shall survive indefinitely.

     Notwithstanding anything to the contrary in this Article 9 or elsewhere in this Agreement, the Investors acknowledge and agree as follows:

          (a) In any claim for breach of any representation or warranty which may be brought against both the Company and the Stockholders, the Investors shall proceed first against the Company, and only upon the exhaustion of actions against the Company shall be Investors bring such claim against the Stockholders;

          (b) No Stockholder shall be liable for the breach of any representation or warranty given to the Investors by any other Stockholder in
Section 4.2(b) hereof;

          (c) The Stockholders shall be severally but not jointly liable for a breach of any other of the representations and warranties of Section 4.2 other than Section 4.2(b), provided, however, that each Stockholder shall only be liable for the breach of such representation or warranty to the extent of his or her pro rata share of the proven damages for such breach, such proration based upon such Stockholder's ownership of the outstanding capital stock of the Company immediately prior to the consummation of the transactions contemplated hereby; and

          (d) None of the Company or any Stockholder shall be liable for the breach of any representation or warranty given pursuant to this Agreement unless and until the aggregate amount of all Investor's losses arising out of such breach exceed $50,000, whereupon such losses (excluding the first $50,000) may be recovered; provided that, in any event, the maximum liability of (i) the

Company for all such losses shall not exceed $15,000,000, and (ii) any Stockholder for all such losses shall not exceed the after tax proceeds to such Stockholder pursuant to the Redemption Agreement (less any recoveries from the Company).


                                   ARTICLE 10

                        DEFINITIONS AND ACCOUNTING TERMS

     10.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" (and, with a correlative meaning, "Affiliated") shall
                                                         ----------
mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person, and, if such a Person is an individual, any member of the immediate family of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), and "immediate family" shall mean parents, spouse and children.

          "Agreement" means this Stock Purchase Agreement as from time to time amended and in effect between the parties.

          "Any Public Offering" means and includes the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company.

          "Board of Directors" shall mean the then present members of the Board of Directors of the Company.

          "Certificate of Amendment" shall refer to the certificate to be filed with the Delaware Secretary of State which shall effect the amendment of the Certificate of Incorporation thereby creating the Preferred Stock, a form of which is attached hereto as EXHIBIT 1.1B.
                            ------------

          "Company" means and shall include Milcom International, Inc., a Delaware corporation, and its successors and assigns.

          "Common Stock" includes (a) the Company's Common Stock, $.0001 par value, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency), and (c) any other securities into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

          "Consolidated" when used with reference to any term defined herein shall mean that term as applied to the accounts of the Company and its Subsidiaries consolidated in accordance with generally accepted accounting principles after eliminating intercompany items and minority interests.

          "Debt Securities" means and includes (i) any debt security of the Company that by its terms is convertible into or exchangeable for any equity security of the Company that is a combination of debt and equity, or (ii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such debt security of the Company.

          "Exchange Act" means the Securities Exchange Act of 1934, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission (or of any other Federal Agency then administering the Exchange Act) thereunder, all as the same shall be in effect at the time.

          "Indebtedness" means all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles consistently applied, be classified upon the obligor's balance sheet as liabilities, excluding any liabilities in respect of deferred federal or state income taxes, but in any event including, without limitation, liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including, without limitation, (i) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

          "Investors" means and shall include the persons listed on EXHIBIT 1.1A
                                                                    ------------
hereto.

          "Key Employee" means and includes the Chairman of the Board of Directors, the President, any Vice-President, Chief Technical Officer and the Chief Financial Officer of the Company or any Subsidiary, or any person who is not an officer of the Company or any Subsidiary and is in charge of one or more of the following functions: sales, marketing, production, or engineering and technical development or any other position or employee so designated by the Board of Directors of the Company or any employee with access to the confidential information of the Company.

          "Person" means an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

          "Qualified Public Offering" means and includes the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company from which the aggregate net proceeds to the Company exceed $15,000,000 and in which the price per share is at least $8.886519 per share (such amount to be equitably adjusted whenever there shall occur a stock split, combination, reclassification or other similar event affecting the Common Stock).

          "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission (or of any other Federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

          "Series A Preferred Stock" or "Preferred Stock" means the Series A Preferred Stock of the Company as it exists following the filing of the Certificate of Amendment.

          "Subsidiary" or "Subsidiaries" means any corporation, 50% or more of the outstanding voting stock of which shall at the time be owned by the Company or by one or more Subsidiaries, or any other entity or enterprise, 50% or more of the equity of which shall at the time be owned by the Company or by one or more Subsidiaries.

          "Wholly-Owned Subsidiary" or "Wholly-Owned Subsidiaries" means any corporation, 100% of the outstanding voting stock of which shall at the time be owned by the Company or by one or more Wholly-Owned Subsidiaries, or any other entity or enterprise, 100% of the equity of which shall at the time be owned by the Company or by one or more Wholly-Owned Subsidiaries.

     10.2 ACCOUNTING TERMS.

          All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles, and all other financial data submitted pursuant to this Agreement shall be prepared and calculated in accordance with such principles.


                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 NO WAIVER; CUMULATIVE REMEDIES. No failure or delay on the part of any Investor, or any other holder of the Preferred Stock in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     11.2 TERMINATION. This Agreement may be terminated prior to the Closing (i) by the mutual consent of the parties hereto; (ii) by the Stockholders if there has been a material misrepresentation or material breach on the part of Investors in the representations and warranties of Investors set forth herein, which, if curable, has not been cured within 10 business days after notice thereof by Stockholders; (iii) by Investors if there has been a material misrepresentation or material breach on the part of the Company or the Stockholders in the representations, warranties and covenants of Stockholders or the Company set forth herein, which, if curable, has not been cured within 10 business days after notice thereof by Investors; (iv) by the Company and

Stockholders upon delivery to Investors of a written notice if any event occurs which renders impossible of satisfaction one or more of the conditions to the Stockholders' and the Company's obligations contained in Article 3 hereof and noncompliance is not waived by the Stockholders and the Company; (v) by Investors upon delivery to the Stockholders and the Company of a written notice if any event occurs which renders impossible of satisfaction one or more of the conditions to Investors' obligations contained in Article 2 hereof and noncompliance is not waived by Investors; and (vi) by anyone, if the Closing does not occur by October 10, 1995 for any reason. Upon termination of this Agreement, no party shall have any further obligations or liability hereunder. Sections 11.2, 11.3, 11.7, 11.15, and 11.16 alone shall survive the termination of this Agreement.

     11.3 NO LIABILITY.

          (a) No Stockholder shall have any obligation or liability with respect to any of the covenants, obligations, representations or warranties of the Company contained in this Agreement; and

          (b) The Company shall have no obligation or liability with respect to any of the covenants, obligations, representations or warranties of the Stockholders contained in this Agreement

     11.4 NO STOCKHOLDER RECISION. The Stockholders specifically waive any rights to rescind any transaction contemplated by this Agreement.

     11.5 WAIVERS AND CONSENTS. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, if the Company shall obtain consent thereto in writing from a majority in interest of the Stockholders and from the Designated Representative. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     11.6 ADDRESSES FOR NOTICES, ETC. Any notices and other communications required or permitted under this Agreement shall be effective if in writing and delivered personally or sent by telecopier, Federal Express or registered or certified mail, postage prepaid, addressed as follows:

If to the Stockholders, to:

                  c/o  Alfonso Cordero
                       17500 Gillette Avenue
                       Irvine, California  92714

If to the Investors, to:  the name and address set forth on EXHIBIT 1.1A hereto.
                                                            ------------

      with a copy to:  Bruce Feuchter, Esq.
                       Stradling, Yocca, Carlson & Rauth
                       660 Newport Center Drive, Suite 1600
                       Newport Beach, California 92660
                       Telecopier:  (714) 725-4100

If to the Company, to:  Milcom International, Inc.
                        17500 Gillette Avenue
                        Irvine, California  92714-5610

       with a copy to:  William J. Simpson, Esq.
                        Paul, Hastings, Janofsky & Walker
                        695 Town Center Drive, Suite 1600
                        Costa Mesa, California  92626
                        Telecopier:  (714) 979-1921

     Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally,
(b) two business days after being sent, if sent by Federal Express, (c) one business day after being sent, if sent by telecopier with confirmation of good transmission and receipt, and (d) three business days after being sent, if sent by registered or certified mail. Each of the parties herewith shall be entitled to specify another address by giving notice as aforesaid to each of the other parties hereto.

     11.7 COSTS, EXPENSES AND TAXES. The Company shall pay on demand all costs and expenses of Investors in connection with the investigation, preparation, execution and delivery of this Agreement, the Preferred Stock and other instruments and documents to be delivered hereunder and the transactions contemplated hereby and thereby, including the fees and out-of-pocket expenses of Stradling, Yocca, Carlson & Rauth, counsel for Investors which amount shall not exceed $50,000. After the Closing and for so long as the Preferred Stock remains outstanding,the Company shall pay the reasonable fees and out-of-pocket expenses of legal counsel, independent public accountants and other outside experts reasonably retained by Investors in connection with the amendment or enforcement of this Agreement and other instruments and documents to be delivered hereunder or thereunder; provided, however, that if the transactions contemplated by this Agreement are not completed for any reason, then the Company shall not be responsible to pay any costs and expenses of Investors in connection with the investigation, preparation, execution and delivery of this Agreement and other instruments and documents to be delivered hereunder and the transactions contemplated hereby and thereby and the Investors and Investors shall not be responsible to pay any costs and expenses of the Company or the Stockholders in connection with the investigation, preparation, execution and delivery of this Agreement, the Securities and other instruments and documents to be delivered hereunder and the transactions delivered hereby and thereby. In addition, if the Closing occurs, the Company shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Preferred Stock and other instruments and documents to be delivered hereunder or thereunder and agrees to save Investors harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.

     11.8 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company, the Stockholders and Investors and their respective successors and assigns, except that no party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the other parties.

     11.9 PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

     11.10 SEVERABILITY. The invalidity or unenforceability of any provision hereto shall in no way affect the validity or enforceability of any other provision.

     11.11 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

     11.12 HEADINGS. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     11.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     11.14 FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of the Investors, the Company and each Subsidiary shall execute and deliver such instruments, documents and other writings as may be necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Securities.

     11.15 INDEPENDENT COUNSEL. The Company has been represented by Paul, Hastings, Janofsky & Walker in the negotiation and execution of this Agreement and has relied on such counsel with respect to any matter relating hereto. The Stockholders have been invited to have their own counsel review and negotiate this Agreement and each Stockholder has obtained his or her own counsel or has elected not to obtain counsel.

     11.16 CONFIDENTIALITY. Until the date of Closing, any information relating to the terms of this Agreement and the transactions contemplated hereby shall be treated as confidential and shall not be disclosed, by any of the parties hereto, to a third party without the consent of the Board of Directors of the Company and the mutual consent of the Investors.

     11.17 PRESS RELEASE. No party hereto shall release a press release relating to this Agreement or any of the transactions or documents contemplated hereby without first submitting a copy of such press release to the other parties hereto and obtaining the prior approval of such other parties to any such press release, which approval shall not be unreasonably withheld.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                       MILCOM INTERNATIONAL, INC., a Delaware
                       corporation

                       By: /s/ Alfonso G. Cordero
                           -------------------------------------
                           Alfonso G. Cordero, President


                       STOCKHOLDERS


                       /s/ Alfonso G. Cordero
                       -----------------------------------------
                       Alfonso G. Cordero


                       /s/ Ki Nam
                       -----------------------------------------
                       Ki Nam


                       /s/ Sussanne Torretta
                       -----------------------------------------
                       Sussanne Torretta


                       /s/ Charles Florman
                       -----------------------------------------
                       Charles Florman


                       /s/ Bill H. Doi
                       -----------------------------------------
                       Bill H. Doi


                       /s/ Arthur Cook
                       -----------------------------------------
                       Arthur Cook


                       /s/ Thomas Ha
                       -----------------------------------------
                       Thomas Ha


                       /s/ Ernest Johnson
                       -----------------------------------------
                       Ernest Johnson

                       INVESTORS

                       SUMMIT VENTURES IV, L.P.

                       By:  Summit Partners IV, L.P., its General Partner
                            By: Stamps, Woodsum & Co. IV, its General Partner


                            By: /s/ Greg M. Avis
                                -----------------------------------------------
                                General Partner

                       SUMMIT VENTURES III, L.P.

                       By:  Summit Partners III, L.P., its General Partner
                            By: Stamps, Woodsum & Co. III, its General Partner


                            By: /s/ Greg M. Avis
                                -----------------------------------------------
                                General Partner


                       SUMMIT INVESTORS II, L.P.


                       By: /s/ Greg M. Avis
                           ----------------------------------------------------
                           General Partner


                       CROSSPOINT VENTURE PARTNERS 1993


                       By: /s/ Rich Shapero
                           ----------------------------------------------------


                       CROSSPOINT VENTURE PARTNERS
                       ENTREPRENEURS 1993


                       By: /s/ Rich Shapero
                           ----------------------------------------------------

                                 EXHIBIT 1.1A
                               LIST OF INVESTORS

                                          Number of         Amount of
                                          Shares of      Purchase Price
                                         of Series A      for Series A
       Investor Name                   Preferred Stock   Preferred Stock
--------------------------------       ---------------   ---------------
Summit Ventures IV, L.P.                  1,384,570       $ 6,152,003.85
499 Hamilton Avenue, Suite 200
Palo Alto, California  94301

Summit Ventures III, L.P.                 1,384,570         6,152,003.85
499 Hamilton Avenue, Suite 200
Palo Alto, California  94301

Summit Investors II, L.P.                   100,375           445,992.30
499 Hamilton Avenue, Suite 200
Palo Alto, California  94301

Crosspoint Venture Partners 1993            491,071         2,181,955.92
One First Street
Los Altos, California  94022

Crosspoint Venture Partners                  15,314            68,044.08
Entrepreneurs 1993                        ---------       --------------
One First Street
Los Altos, California  94022              3,375,900       $15,000,000.00

                                  EXHIBIT 1.5

                                     Number of     Number of        Total
          Stockholders              Shares Held   Shares Sold   Purchase Price
---------------------------------   -----------   -----------   --------------

Alfonso G. Cordero
26862 Windsor Drive
San Juan Capistrano, CA  92675        5,766,000     2,093,058       $7,750,000

Ki Nam
18626 Grayland
Artesia, CA  90701                    1,767,000       641,421        2,375,000

Sussanne Torretta
10121 Constitution Drive
Huntington Beach, CA  92646             139,500        50,639          187,500

Ernest Johnson
P.O. Box 7976
Newport Beach, CA  92660                139,500        50,639          187,500

Charles Florman
414A Main Street
Port Jefferson, NY  11777               790,500       286,951        1,062,500

Bill H. Doi
13802 Tustin East Drive
Tustin, CA  92680                       279,000       101,277          375,000

Arthur Cook
55 Greenfield
Irvine, CA  92714                       232,500        84,397          312,500

Thomas Ha
8392 Satinwood Circle
Westminster, CA  92683                  186,000        67,518          250,000